Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

2nd QUARTER EARNINGS

August 2, 2005

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $1.1 million for the quarter ended June 30, 2005, compared to $1.4 million for the quarter ended June 30, 2004. For the six months ended June 30, 2005, First PacTrust Bancorp reported net income of $2.2 million compared to $2.6 million for the six months ended June 30, 2004. First PacTrust Bancorp reported diluted earnings per share of $0.25 for the quarter ended June 30, 2005 and $0.52 for the six months ended June 30, 2005, respectively. First PacTrust Bancorp reported diluted earnings per share of $0.33 for the quarter ended June 30, 2004 and $0.59 for the six months ended June 30, 2004.

Net interest income before provision for loan losses decreased $369,000 to $4.7 million for the quarter ended June 30, 2005 compared to $5.1 million in the same period of the prior year due to continued margin compression primarily as a result of the increase in short term interest rates. For the quarter ended June 30, 2005 total interest income increased $754,000 to $8.6 million from $7.8 million in the prior year’s second quarter, reflecting increasing average loan yields on increasing average loan balances as well as increased investment income due to the growth in the investment portfolio. Total interest expense increased $1.1 million to $3.8 million for the quarter ended June 30, 2005 from $2.7 million for the second quarter of the prior year primarily resulting from increased cost of funds as well as increases in the average balance of deposits.

During the second quarter of 2005, a $172,000 provision for loan losses was made compared to $148,000 in the same period of the prior year. The increase in the provision was primarily a result of increased loan growth for the three months ended June 30, 2005 compared to the same period of the prior year. The allowance for loan losses increased $269,000 during the six months ended June 30, 2005 to $4.7 million from $4.4 million at December 31, 2005, due to increased loan levels outstanding.

Noninterest income increased $115,000 to $567,000 for the second quarter of 2005 from $452,000 for the same period of the prior year. This increase resulted primarily from income related to the purchase of a bank owned life insurance investment in January, 2005. Noninterest expense increased approximately $422,000 to $3.5 million for the second quarter of 2005 from $3.0 million over the prior year’s quarter. Significant contributing factors were increased salary and compensation expense, increased professional fees as well as a planned $99,000 loss taken on a CRA Housing Investment during the second quarter.

Total assets increased by $58.9 million, or 8.7%, to $733.3 million at June 30, 2005 from $674.5 million at December 31, 2004. Significant contributing factors were growth in loans receivable of $38.2 million, the purchase of a $15.0 million bank-owned life insurance investment, and the purchase of government and agency securities in the amount of $4.3 million. The increase in loans resulted from a $22.1 million loan purchase made at the end of the second quarter as well as loan originations exceeding repayments.

Total deposits increased by $24.1 million to $477.7 million at June 30, 2005 from $453.6 million at December 31, 2004. The increase primarily reflected growth in money market accounts, certificates of deposit and savings accounts due to competitive pricing and increased marketing efforts during the second quarter. The growth in certificates of deposit primarily reflected increased customer deposits as the Company’s institutional certificates of deposit decreased $8.4 million to $26.9 million at June 30, 2005 from $35.3 million at December 31, 2004.

Equity decreased $331,000 to $79.1 million at June 30, 2005 from $79.4 million at December 31, 2004. The net decrease resulted primarily from the purchase of 101,400 shares of treasury stock for $2.5 million and the payment of dividends of $1.1 million. Equity was increased by net income of $2.2 million, ESOP shares earned of $547,000 and stock awards earned of $362,000.

At the end of the second quarter of 2005, Pacific Trust Bank introduced a new loan product called the “Green Account”. The “Green Account” is America’s first mortgage account that combines the features of a mortgage loan, line of credit, and savings and checking accounts into a single package. The Company has incurred approximately $90,000 in expenses for the “Green Account” and is expected to incur an additional $80,000 related to the development and initial marketing of the product.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Forward Looking Statements

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S.Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$8,581	$7,827	$16,866	$15,570
Total interest expense	3,849	2,726	7,321	5,332

Net interest income	4,732	5,101	9,545	10,238
Provision for loan losses	172	148	252	256

Net interest income after provision for loan losses	4,560	4,953	9,293	9,982
Noninterest income	567	452	1,053	783
Noninterest expense	3,470	3,048	6,879	6,155

Income before taxes	1,657	2,357	3,467	4,610
Income tax provision	586	926	1,247	1,984

Net income	$1,071	$1,431	$2,220	$2,626

Earnings per share
Basic	$.26	$.34	$.53	$.60

Diluted	$.25	$.33	$.52	$.59

	June 30, 2005	December 31, 2004
	(In thousands)
Selected Financial Condition Data
Total assets	$733,339	$674,460
Cash and cash equivalents	12,092	12,315
Loans receivable, net	666,940	628,724
Securities available for sale	14,345	10,019
Deposits	477,721	453,581
Advances from Federal Home Loan Bank	172,200	135,500
Stockholders’ equity	79,060	79,391

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Selected Financial Ratios (1)
Return on average assets	.61%	.87%	.63%	.81%
Return on average equity	5.38	7.23	5.57	6.45
General and administrative expenses to average assets	1.96	1.85	1.96	1.91
Efficiency ratio (2)	65.48	54.96	64.91	55.92
Net interest margin	2.81	3.18	2.85	3.26

	As of June 30, 2005	As of June 30, 2004
Non-performing assets to total assets (3)	.72%	.49%
Book value per common share (4)	$19.07	$18.58

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents noninterest expense divided by net interest income plus noninterest income.

This was adversely impacted by a $99,000 loss on the CRA Housing Investment during the second quarter.

(3)	Consists of assets 90 days past due.
(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.